EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BT Brands Board of Directors Authorizes Share Repurchase

- Company Forecasts Improved Results in Fiscal 2024

West Fargo, ND – June 5, 2024 – BT Brands, Inc. (Nasdaq: BTBD and BTBDW), a growing multi-concept restaurant operator, today announced that its board of directors has approved the repurchase of up to 625,000 shares, representing approximately 10% of its outstanding common shares. The share purchases may be made from time to time on the open market at prevailing market prices in compliance with the established SEC regulations regarding share repurchases. The company expects open market repurchases under the repurchase program will be structured to comply with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, which sets certain restrictions on the method, timing, price and volume of open market stock repurchases. The repurchase program does not require the company to acquire any specific number of shares, and the company may suspend, modify or discontinue repurchases at any time at management’s discretion. This decision reflects BT Brands' confidence in its future, its current cash position and its board’s recognition of the attractive share value.

BT Brands COO, Kenneth Brimmer, commenting on expected 2024 performance, stated: "Our recent focus has been on improving profitability at each store across all of our businesses. We anticipate achieving positive operating cash flow and earnings in the second half of 2024. We see restaurant operating profit for 2024 improving by approximately $1,000,000 compared to 2023 results with an expected restaurant-level EBITDA of approximately 14% of revenue. We also expect that repurposing the six Bagger Dave’s locations to a different restaurant concept will commence in the second half of 2024.

Addressing the Company’s investment in Noble Roman’s Inc, BT Brands, CEO Gary Copperud noted that delays on the part of Noble Roman’s in completing its required filings with the Securities and Exchange Commission appear to have delayed the Company’s scheduling of its annual meeting beyond the deadline set by Indiana law. BT Brands has previously communicated to Noble Roman’s its intention to nominate its dissident slate of directors to the Board of Noble Roman and upon gaining board representation to assist Noble Roman in refinancing its debt due in the first half of 2025.  The goal of BT Brands is to assist Noble Roman’s in lowering the interest costs.

About BT Brands Inc.: BT Brands, Inc. (BTBD and BTBDW) manages a diverse array of restaurants, encompassing Burger Time, Bagger Dave’s Burger Tavern, Pie In The Sky Coffee and Bakery, Village Bier Garten, Keegan’s Seafood Grille, and the newly acquired Schnitzel Haus. The company actively seeks additional acquisitions within the restaurant industry.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on current information and speak only as of the date of this release. Actual results may differ materially from those projected in the forward-looking statements. The company disclaims any obligation to update these forward-looking statements.

Contact Information:

Kenneth W. Brimmer

Chief Financial Officer

BT Brands, Inc

Phone: 612-229-8811

Email: kbrimmer@itsburgertime.com